UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37348	46-4348039
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 River Ridge Drive, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 963-0100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2018, Corbus Pharmaceuticals Holdings, Inc. (“Corbus” or the “Company”) through its wholly-owned subsidiary, Corbus Pharmaceuticals, Inc., entered into a License Agreement (the “Agreement”) with Jenrin Discovery, LLC, a privately-held Delaware limited liability company (“Jenrin”), effective September 20, 2018. Pursuant to the Agreement, Jenrin granted Corbus exclusive worldwide rights to develop and commercialize the Licensed Products (as defined in the Agreement) which includes the Jenrin library of over 600 compounds and multiple issued and pending patent filings. The compounds are designed to treat inflammatory and fibrotic diseases by targeting the endocannabinoid system. The lead product candidate is CRB-4001, a peripherally-restricted CB-1 inverse agonist targeting fibrotic liver, lung, heart and kidney diseases. Corbus plans to commence a Phase 1 clinical trial of CRB-4001in 2019.

In consideration of the license and other rights granted by Jenrin, Corbus will pay Jenrin a $250,000 upfront cash payment and is obligated to pay potential milestone payments to Jenrin totaling up to $18,400,000 for each compound it elects to develop based upon the achievement of specified development and regulatory milestones. In addition, Corbus is obligated to pay Jenrin royalties in the mid, single digits based on net sales of any Licensed Products, subject to specified reductions.

Corbus is now solely responsible, and has agreed to use commercially reasonable efforts, for all development, regulatory and commercial activities related to the Licensed Products. Corbus may sublicense its rights under the Agreement and, if it does so, will be obligated to pay a portion of any milestone payments received from the sublicensee to Jenrin in addition to any milestone payments Jenrin would otherwise be obligated to pay. Corbus is also now responsible for the prosecution and maintenance of the patents related to the Licensed Products and has the first right to prosecute infringement of the patents and defend challenges to the validity or enforceability of the patents.

For a period of ten years from the date of the Agreement, Jenrin has agreed that neither Jenrin nor any of its affiliates will research, develop or commercialize any compounds that are intended to, or do, modulate any cannabinoid receptor.

The Agreement terminates on a country-by-country basis and product-by-product basis upon the expiration of the royalty term for such product in such country. Each royalty term begins on the date of the first commercial sale of the licensed product in the applicable country and ends on the later of seven years from such first commercial sale or the expiration of the last to expire of the applicable patents in that country. The Agreement may be terminated earlier in specified situations, including termination for uncured material breach of the Agreement by either party, termination by Jenrin in specified circumstances, termination by Corbus with advance notice and termination upon a party’s insolvency or bankruptcy.

The Agreement also contains customary representations, warranties and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality and other matters.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which Corbus expects to file as an exhibit to its Quarterly Report on Form 10-Q for the three months ending September 30, 2018.

Item 8.01. Other Events.

On September 18, 2018, the Company announced it had received Orphan Designation for lenabasum for the treatment of dermatomyositis in the European Union.

On September 20, 2018, the Company used the slides attached hereto as Exhibit 99.1 in connection with management presentations to describe its business.

Forward- Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical trials, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description

99.1	Investor Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

Dated: September 20, 2018	By:	/s/ Yuval Cohen
	Name:	Yuval Cohen
	Title:	Chief Executive Officer